EXHIBIT 10.33
FOURTH AMENDMENT
TO THE
CATERPILLAR INC.
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
Effective as of January 1, 2005, Caterpillar Inc. (the “Company”) established the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”). By a document dated May 9, 2017, the Plan was most recently amended and restated effective May 15, 2017. Pursuant to Article IX of the Plan, the Company has reserved the right to amend the Plan in whole or in part, at any time. By this instrument, the Company amends the Plan to reflect overpayment recovery changes.
1.This Fourth Amendment shall be effective as of January 1, 2022.
2.Section 10.11 of the Plan is amended in its entirety to read as follows:
“10.11     Overpayments. If it is determined that the benefits under the Plan should not have been paid or should have been paid in a lesser amount, the Plan has the right at any time to, as elected by the Plan Administrator: (i) recover the overpayment from the recipient to whom it was made; (ii) offset the amount of that overpayment from a future payment to the recipient; or (iii) a combination of (i) and (ii). The Plan Administrator or the Company may also take all actions permissible under law and applicable guidance to recover for the Plan the amount of the overpayment.”
3.This Fourth Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Fourth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Fourth Amendment.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed as of December 15, 2021.

CATERPILLAR INC.

/s/ Cheryl H. Johnson
Cheryl H. Johnson
Chief Human Resources Officer

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